Exhibit 9 under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K




                                 EXHIBIT K
                                  to the
                         Shareholder Services Plan

                                Star Funds

                  THE STELLAR INSURED TAX-FREE BOND FUND


          This Plan is adopted by Star Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

          In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of The Stellar Insured Tax-Free Bond Fund held during the month.

          Witness the due execution hereof this 1st day of December, 1996.


                              Star Funds


                              By:  /s/ William H. Zimmer III
                               William H. Zimmer III
                               Trustee